Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 21, 2011--Golden Enterprises, Inc.’s (NASDAQ: GLDC) basic and diluted income for the thirteen weeks ended June 3, 2011 were $.09 compared to $.13 for the thirteen weeks ended May 28, 2010 on net sales of $34,095,509 versus $33,048,972, an increase of 3%.

For the 53 weeks ended June 3, 2011, net income was $.26 per share compared to $.36 per share in the 52 weeks ended May 28, 2010. Net income last year included gains from the sale of the Company’s airplane and certain properties. Net sales were $131.0 million for the 53 weeks ended June 3, 2011 compared with $128.4 million for the 52 weeks ended May 28, 2010, an increase of 2%. As previously reported, this year included an extra week of sales and costs compared to last year. Without the 53rd week this year, net sales would have remained consistent with the prior year.

Gross margins increased $1.1 million for the 53 weeks ended June 3, 2011 compared to the 52 week period ended May 28, 2010 due primarily to the extra week of sales. As a percentage of sales, cost of sales and gross margin were even compared to last year.

Selling, general and administrative expenses for the 53 weeks ended June 3, 2011 rose $1.9 million or 3.4% compared to last year. This increase can be attributed to substantial increases in energy prices, increased marketing efforts to raise brand awareness, and other expenses related to increasing sales.

The following is a summary of net sales and income information.

	Three Months Ended		Twelve Months Ended
	Thirteen Weeks Ended		53 Weeks Ended	52 Weeks Ended
	June 3, 2011	May 28, 2010	June 3, 2011	May 28, 2010

Net Sales	$34,095,509	$33,048,972	$131,047,850	$128,441,457

Income before income taxes	1,833,340	2,527,681	5,109,267	6,823,454
Income taxes	855,347	1,056,767	2,094,499	2,614,416
Net income	$977,993	$1,470,914	$3,014,768	$4,209,038

Basic and diluted income per share	$0.09	$0.13	$0.26	$0.36

Basic weighted shares outstanding	11,734,632	11,746,632	11,735,893	11,746,632

Diluted weighted shares outstanding	11,734,632	11,746,632	11,735,893	11,746,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132